Exhibit 6.16

Exhibit C

MYOMO, INC.

MANAGEMENT INCENTIVE PLAN

1.       Purpose. Myomo, Inc. (the "Company") considers it essential to the best interests of its stockholders to induce certain employees and other service providers to continue their service with the Company and to encourage such employees and other service providers to exert their very best efforts toward the completion of a potential Change in Control (as defined below). Therefore, the Board of Directors of the Company (the "Board") has determined that the Myomo, Inc. Management Incentive Plan (the "Plan") should be adopted to reinforce and encourage the continued attention and dedication of the employees and other service providers of the Company whose names are listed on Schedule A attached hereto, as amended from time to time (each, a "Covered Participant" collectively, the "Covered Participants "), to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change in Control. Nothing in this Plan shall be construed as creating an express or implied contract of employment. This Plan is effective as of March l8th 2015 (the "Effective Date").

2.      Definitions. The following terms are defined as set forth below:

(a)       "Board" means the Board of Directors of the Company or any committee of the Board which has been delegated the authority to administer the Plan.

(b)       "Bonus"means an amount equal to (x) multiplied by (y), where (x) is the Covered Participant's Bonus Pool Percentage, (y) is the Bonus Pool.

(c)       "Bonus Pool" means a percentage of Transaction Proceeds determined in accordance with Schedule B attached hereto.

(d)       "Bonus Pool Percentage" means the percentage of the Bonus Pool a Covered Participant may be eligible to receive under the Plan to be set forth on Schedule A attached hereto.

(e)       "Cause"means the occurrence of any one or more of the following events: (i) Covered Participant's misconduct, violation of the rules or policies of the Company, or breach of a fiduciary duty owed to the Company; (ii) Covered Participant's commission of an act of fraud, theft, misappropriation or embezzlement; (iii) Covered Participant's violation of federal or state securities laws;(iv) Covered Participant's commission of a felony or any other crime involving moral turpitude; or (v) Covered Participant's material breach of any written agreement between the Company and such Covered Participant.

(f)       "Change in Control" means a Sale Event as defined in the Company 's 2014 Stock Option and Grant Plan, as amended from time to time.

(g)       "Code" means the Internal Revenue Code of 1986, as amended.

(h)       "Earn-Out Proceeds" shall mean any portion of the Transaction Proceeds that (i) is payable following the closing of a Change in Control and (ii) is contingent upon the performance of the Company or its assets, and/or attainment of financial targets or other performance metrics following the consummation of the Change in Control. For purposes of clarity, no Covered Participant shall have any right to a Bonus (or portion of a Bonus) hereunder with respect to any Earn-Out Proceeds unless and until the relevant performance targets or metrics are actually achieved and such proceeds are paid to the Company's stockholders.

(i)       "Holdback Proceeds" means any portion of the Transaction Proceeds held in an escrow fund or otherwise held back for indemnification or other claims. For purposes of clarity, no Covered Participant shall have any right to any Bonus (or portion of a Bonus) hereunder with respect to any Holdback Proceeds unless and until such proceeds are paid to the Company's stockholders.

(j)       "Transaction Proceeds" means an amount equal to the aggregate value of cash and/or property (e.g., securities, notes, etc.) paid or payable to the Company's stockholders in connection with a Change in Control prior to any payment of any Bonuses under this Plan (all as determined by the Board in good faith). For the avoidance of doubt, Transaction Proceeds are net of all costs, fees, expenses and disbursements incurred by or on behalf of the Company in connection with such Change in Control, including, without limitation, legal, accounting, brokerage and banking costs, fees, expenses and disbursements, as well as any contractual liquidity bonus or similar obligations of the Company and indebtedness of the Company. Transaction Proceeds shall include any Holdback Proceeds and Earn-Out Proceed’s to the extent such amounts are paid to the Company’s stockholders. In the event that all or part of the consideration paid or payable to the Company's stockholders in connection with a Change in Control is in the form of securities, the Transaction Proceeds shall be deemed to include the fair market value of such securities, determined on the same basis on which such securities were valued in the transaction.

3.       Covered Participant’s. The Board may from time to time select certain employees of the Company to be Covered Participants hereunder by updating Schedule A attached hereto and providing a Participation Notice in the form attached as Exhibit I hereto, provided that once a Covered Participant has been granted a Bonus Pool Percentage and signed a Participation Notice, the Board may not decrease such percentage without his or her written consent. Notwithstanding the foregoing, if a Covered Participant's service with the Company terminates and in connection therewith such Covered Participant forfeits his or her Bonus Pool Percentage, the Board may reallocate such Covered Participant's Bonus Pool Percentage.

4.       Administration. The Board shall have the sole discretionary power to interpret the provisions of this Plan and make all decisions and exercise all rights of the Company with respect to the Plan. The Board shall have final authority to determine, in its sole discretion, the amount of any Bonus Pool hereunder and benefits to be paid or allocated to Covered Participant’s hereunder and shall also have the exclusive discretionary authority to make all other determinations including, without limitation , the interpretation and construction of the Plan and the determination of relevant facts, regarding the entitlement to benefits hereunder and the amount of benefit’s to be paid from the Plan.

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5.      Determination of Bonus Pool; Payment of Bonus Pool Percentage.

(a)       In connection with the consummation of a Change in Control of the Company, the Company shall establish a Bonus Pool from Transaction Proceeds.

(b)       To be eligible to receive a Bonus under this Plan, a Covered Participant must (i) sign a Participation Notice; (ii) either be employed by the Company on the date of consummation of a Change in Control of the Company or have been terminated by the Company without Cause within two months prior to such date; and (iii) deliver a fully effective release of claims in favor of the Company and its affiliates in a form provided by the Company and sign such other documents as may be required by the Company, including without limitation, an agreement to keep information regarding the Change in Control and the Company confidential following the Change in Control, an agreement to appoint a representative to act on his or her behalf following the Change in Control with respect to matters relating to the Change in Control , an acknowledgment of the holdback or escrow of the Holdback Proceeds and Earn-Out Proceeds, and an agreement to any indemnification or other obligations required of recipients of proceed s pursuant to the Change in Control. For purposes of clarity, no Covered Participant shall have any right to a Bonus hereunder unless and until a Change in Control occurs while the Plan is in effect.

(c)       The Bonus shall be paid to the Covered Participants in a lump sum on the date of, or as soon as reasonably practicable following (but in no event more than 60 days after), a Change in Control of the Company; provided that if any portion of the Bonus is attributable to Holdback Proceeds and Earn-Out Proceeds, the Covered Participant s shall be paid such portion of the Bonus on the same schedule and under the same terms and conditions as apply to payments to Company 's shareholders generally in connection with the Change in Control. In the event Holdback Proceeds and/or Earn-Out Proceeds are not released from escrow or are otherwise not paid, such portion of the Bonus shall be considered forfeited and shall not be paid.

6.       Confidentiality of Plan and Bonus Pool Percentage. A Covered Participant may not disclose any information regarding the Plan, including the Covered Participant's selection to participate in the Plan and the Covered Participant's Bonus Pool Percentage, to any other person, other than to immediate family members , or to the Participant's accountants, financial advisers, or attorneys, or as may be required by law.

7.       Additional Limitation. Anything in this Plan to the contrary notwith standing, in the event that any compensation, payment or distribution by the Company to or for the benefit of any Covered Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Parachute Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then (a) the Bonus payable to such Covered Participant under this Plan shall be reduced (but not below zero) to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount (the "Reduction Amount"), and (b) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.2800-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (a) above had not applied thereto. For purposes of this Section, "Threshold Amount" shall mean three times the Covered Participant's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.

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8.       Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as "short-term deferrals" as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute "nonqualified deferred compensation"within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. To the extent that a Bonus is payable in connection with Holdback Proceeds or Earn-Out Proceeds, such Bonus shall be paid on the same schedule and under the same terms and conditions as apply to payments made to the Company's stockholders generally in connection with the Change in Control and all such Bonus payments shall be paid not later than five years after the Change in Control unless any such Bonus remains subject to a substantial risk of forfeiture for purposes of Section 409A of the Code at that time. In the event that amounts are subject to such a substantial risk of forfeiture at the end of such five year period, such amounts shall be paid to Covered Participants as soon as reasonably practicable After the substantial risk of forfeiture lapses, but in no event later than March l51 of the year following the year in which such substantial risk of forfeiture lapses. It is the intention of the parties that any portion of the Bonus that is attributable to Earn-Out Proceed s be considered an amount subject to a substantial risk of forfeiture (as determined under Section 409A of the Code). The Company makes no representation or warranty and shall have no liability to any Covered Participant or any other person if any payment s under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20 percent tax under Section 409A of the Code.

9.       Miscellaneous.

(a)       Amendment and Termination. Except as otherwise provided herein, the Board reserves the right to amend the Plan at any time in its sole discretion provided, however, that no such amendment shall adversely affect the then-existing rights of a Covered Participant with regard to the Plan (including without limitation his or her rights to previously allocated Bonus Pool Percentages) absent his or her written consent. This Plan, and any rights granted hereunder, shall terminate on the earliest of: (i) immediately prior to the Company's consummation of an initial public offering, (ii) the date all amounts to be paid to Covered Participants hereunder are paid following a Change in Control, and (iii) any venture capital, institutional or other equity security financing for the account of the Company after the Effective Date which includes a new investor who is not, as of the Effective Date, a holder of equity securities of the Company.

(b)       No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Covered Participant and nothing herein contained shall give any Covered Participant the right to be retained as an employee or other service provider of the Company or any of its subsidiaries. Nothing in this Plan shall change the "at will" nature of the Covered Participant's service to the Company.

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(c)       No Transfers. A Covered Pat1icipant's rights in an interest under the Plan may not be assigned or transferred.

(d)       Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Covered Participant. To the extent that any Covered Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(e)       Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws of such state.

(f)       Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(g)       Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Covered Participants under the Company's benefit plans, programs or policies.

(h)       Benefits and Burd ens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Participants, their respective successors, executors, administrators, heirs and permitted assigns.

(i)        Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(j)        Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(k)        Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Participant at the last address the Covered Participant has filed in writing with the Company, or to the Company at their main office, attention of the Board of Directors.

(l)       Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger , consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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SCHEDULE A

COVERED PARTICIPANTS AND BONUS POOL PERCENTAGES

Name	Bonus Pool Percentage
Paul Gudonis	25% of Bonus Pool
Steve Kelly	25% of Bonus Pool
Jon Naft	25% of Bonus Pool
Davie Mendelsohn	25% of Bonus Pool
TOTAL BONUS POOL PCT (%):	100%

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